EDGE RESOURCES INC.

STOCK OPTION PLAN (the "Plan")

1.	Purpose of the Plan

The purpose of the Plan is to assist the Corporation in attracting, retaining and motivating "Directors", "Employees" and "Consultants" of the Corporation (as those terms are defined in Policy 4.4 of the TSX Venture Exchange (“Exchange”), and which terms are hereinafter collectively referred to as "Directors, Employees and Consultants") and any of its subsidiaries and to closely align the personal interests of such Directors, Employees and Consultants with those of the shareholders by providing them with the opportunity, through options, to acquire common shares in the capital of the Corporation.

2.	Implementation

The Plan and the grant and exercise of any options under the Plan are subject to compliance with the applicable requirements of each stock exchange ("exchanges") on which the shares of the Corporation are listed at the time of the grant of any options under the Plan and of any governmental authority or regulatory body to which the Corporation is subject.  At the date of this Plan the only exchange having jurisdiction is the Exchange.

3.	Administration

The Plan shall be administered by the Board of Directors of the Corporation (“Board”) which shall, without limitation, subject to the approval of the exchanges, have full and final authority in its discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan.  The Board may delegate any or all of its authority with respect to the administration of the Plan and any or all of the rights, powers and discretions with respect to the Plan granted to it hereunder to such committee of Directors as the Board may designate and upon such delegation such committee, as well as the Board, shall be entitled to exercise any or all of such authority, rights, powers and discretions with respect to the Plan.  When used hereafter in the Plan, "Board" shall be deemed to include a committee of Directors acting on behalf of the Board.

4.	Shares Issuable Under the Plan

Subject to the requirements of the Exchange:

(a)
the aggregate number of shares (“Optioned Shares”) that may be issuable pursuant to options granted under the Plan will not exceed 10% of the number of issued shares of the Corporation, on an undiluted basis, at the time of the granting of options under the Plan;

(b)	no more than 5% of the issued shares of the Corporation, calculated at the date the option is granted, may be granted to any one Optionee (as hereinafter defined) in any 12 month period;

(c)	no more than 2% of the issued shares of the Corporation, calculated at the date the option is granted, may be granted to any one Consultant in any 12 month period;

(d)
no more than an aggregate of 2% of the issued shares of the Corporation, calculated at the date the option is granted,  may be granted to all Employees conducting "Investor Relations Activities" (as that term is defined in Exchange Policy 1.1) in any 12 month period;

(e)	options granted to persons performing Investor Relations Activities must vest in stages over not less than 12 months – with no more than 25% of the options vesting in any 3-month period.

5.	Eligibility

5.01	General

Options may be granted under the Plan to Directors, Employees and Consultants of the Corporation and any of its subsidiaries (collectively the "Optionees" and individually an "Optionee").  Subject to the provisions of the Plan, the total number of Optioned Shares to be made available under the Plan and to each Optionee, the time or times and price or prices at which options shall be granted, the time or times at which such options are exercisable, and any conditions or restrictions on the exercise of options, shall be in the full and final discretion of the Board.

5.02	Options Granted to Employees, Consultants or Management Company Employees

The Corporation represents that, in the event it wishes to grant options under the Plan to Employees, Consultants or "Management Company Employees" (as that term is defined in Exchange Policy 4.4), it will only grant such options to Optionees who are bona fide Employees, Consultants or Management Company Employees, as the case may be.

6.	Terms and Conditions

All options under the Plan shall be granted upon and subject to the terms and conditions hereinafter set forth.

6.01	Exercise price

The exercise price to each Optionee for each Optioned Share shall be determined by the Board but shall not, in any event, be less than the "Discounted Market Price" of the Corporation's common shares as traded on the Exchange (as that term is defined in Exchange Policy 1.1), or such other price as may be agreed to by the Corporation and accepted by the Exchange; provided that the exercise price for each Optioned Share in respect of options granted within 90 days of a "Distribution" by a "Prospectus" (as those terms are defined in Exchange Policy 1.1) shall not be less than the greater of the Discounted Market Price and the price per share paid by public investors for listed shares of the Corporation under the Distribution.

6.02	Reduction in the Exercise Price of Options Granted to Insiders

In the event the Corporation wishes to reduce the exercise price of any options held by "Insiders" (as that term is defined in Exchange Policy 1.1) of the Corporation at the time of the proposed reduction, the approval of the disinterested Shareholders of the Corporation will be required prior to the exercise of any such options at the reduced exercise price.

6.03	Option Agreement

All options shall be granted under the Plan by means of an agreement (the "Option Agreement") between the Corporation and each Optionee in the form attached hereto as Schedule "A" or such other form as may be approved by the Board, such approval to be conclusively evidenced by the execution of the Option Agreement by any one director or officer of the Corporation, or otherwise as determined by the Board.

6.04	Length of Grant

Subject to sections 6.10, 6.11, 6.12, 6.13 and 6.14 all options granted under the Plan shall expire not later than that date which is 5 years from the date such options were granted.

6.05	Non-Assignability of Options

An option granted under the Plan shall not be transferable or assignable (whether absolutely or by way of mortgage, pledge or other charge) by an Optionee other than by will or other testamentary instrument or the laws of succession and may be exercisable during the lifetime of the Optionee only by such Optionee.

6.06	Vesting

At the time of the granting of an Option the Board may impose a vesting schedule, and in such case the vesting schedule shall be set forth in the Option Agreement.

6.07	Right to Postpone Exercise

Each Optionee, upon becoming entitled to exercise the option in respect of any Optioned Shares in accordance with the Option Agreement, shall thereafter be entitled to exercise the option to purchase such Optioned Shares at any time prior to the expiration or other termination of the Option Agreement or the option rights granted thereunder in accordance with such agreement.

6.08	Exercise and Payment

Any option granted under the Plan may be exercised by an Optionee or, if applicable, the legal representatives of an Optionee, by giving notice to the Corporation specifying the number of shares in respect of which such option is being exercised, accompanied by payment (by cash or certified cheque payable to the Corporation) of the entire exercise price (determined in accordance with the Option Agreement) for the number of shares specified in the notice.  Upon any such exercise of an option by an Optionee the Corporation shall cause the transfer agent and registrar of shares of the Corporation to promptly deliver to such Optionee or the legal representatives of such Optionee, as the case may be, a share certificate in the name of such Optionee or the legal representatives of such Optionee, as the case may be, representing the number of shares specified in the notice.

6.09	Rights of Optionees

The Optionees shall have no rights whatsoever as shareholders in respect of any of the Optioned Shares (including, without limitation, voting rights or any right to receive dividends, warrants or rights under any rights offering) other than Optioned Shares in respect of which Optionees have exercised their option to purchase and which have been issued by the Corporation.

6.10	Third Party Offer

If at any time when an option granted under the Plan remains unexercised with respect to any common shares, an offer to purchase all of the common shares of the Corporation is made by a third party, the Corporation may upon giving each Optionee written notice to that effect, require the acceleration of the time for the exercise of the option rights granted under the Plan and of the time for the fulfilment of any conditions or restrictions on such exercise.

6.11	Alterations in Shares

In the event of a stock dividend, subdivision, redivision, consolidation, share reclassification (other than pursuant to the Plan), amalgamation, merger, corporate arrangement, reorganization, liquidation or the like of or by the Corporation, the Board may make such adjustment, if any, of the number of Optioned Shares, or of the exercise price, or both, as it shall deem appropriate to give proper effect to such event.  If because of a proposed merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of shares in the Corporation for those in another corporation is imminent, the Board may, in a fair and equitable manner, determine the manner in which all unexercised option rights granted under the Plan shall be treated including, for example, requiring the acceleration of the time for the exercise of such rights by the Optionees and of the time for the fulfilment of any conditions or restrictions on such exercise.  All determinations of the Board under this section shall be full and final.

6.12	Termination for Cause

If an Optionee ceases to be either a Director, Employee, Consultant or Management Company Employee of the Corporation or of any of its subsidiaries as a result of having been dismissed from any such position for cause, all unexercised option rights of that Optionee under the Plan shall immediately become terminated and shall lapse, notwithstanding the original term of the option granted to such Optionee under the Plan.

6.13	Termination Other Than For Cause

If an Optionee ceases to be either a Director, Employee, Consultant or Management Company Employee of the Corporation or any of its subsidiaries for any reason other than as a result of having been dismissed for cause as provided in section 6.12 or as a result of the Optionee's death, such Optionee shall have the right for a period of 30 days (or until the normal expiry date of the option rights of such Optionee if earlier) from the date of ceasing to be either a Director, Employee, Consultant or Management Company Employee to exercise the option under the Plan with respect to all Optioned Shares of such Optionee to the extent they were exercisable on the date of ceasing to be either a Director, Employee, Consultant or Management Company Employee.  Upon the expiration of such 30 day period all unexercised option rights of that Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to such Optionee under the Plan.

If an Optionee engaged in providing Investor Relations Activities to the Corporation ceases to be employed in providing such Investor Relations Activities, such Optionee shall have the right for a period of 30 days (or until the normal expiry date of the option rights of such Optionee if earlier) from the date of ceasing to provide such Investor Relations Activities to exercise the option under the Plan with respect to all Optioned Shares of such Optionee to the extent they were exercisable on the date of ceasing to provide such Investor Relations Activities.  Upon the expiration of such 30-day period all unexercised option rights of that Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to such Optionee under the Plan.

6.14	Deceased Optionee

In the event of the death of any Optionee, the legal representatives of the deceased Optionee shall have the right for a period of one year (or until the normal expiry date of the option rights of such Optionee if earlier) from the date of death of the deceased Optionee to exercise the deceased Optionee's option with respect to all of the Optioned Shares of the deceased Optionee to the extent they were exercisable on the date of death.  Upon the expiration of such period all unexercised option rights of the deceased Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the option granted to the deceased Optionee under the Plan.

7.	Amendment and Discontinuance of Plan

Subject to the acceptance of the exchanges, the Board may from time to time amend or revise the terms of the Plan or may discontinue the Plan at any time, provided that no such action may in any manner adversely affect the rights under any options earlier granted to an Optionee under the Plan without the consent of that Optionee.

8.	No Further Rights

Nothing contained in the Plan nor in any option granted hereunder shall give any Optionee or any other person any interest or title in or to any shares of the Corporation or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever other than as set forth in the Plan and pursuant to the exercise of any option, nor shall it confer upon the Optionees any right to continue as a Director, Employee or Consultant of the Corporation or of any of its subsidiaries.

9.	Compliance with Laws

The obligations of the Corporation to sell shares and deliver share certificates under the Plan are subject to such compliance by the Corporation and the Optionees as the Corporation deems necessary or advisable with all applicable corporate and securities laws, rules and regulations.